Morrison Health Care, Inc.

Exhibit 11 - STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Amounts in thousands, except per share data)


                                ------------------------------
                                          Year ended
                                ------------------------------
                                May 31, 1997      June 1, 1996

Primary
Average shares outstanding.....      11,785             11,520


Net effect of dilutive stock
options-based on the treasury
stock method using average
market price...................          56                204
                               ------------        -----------
Total..........................      11,841             11,724
                               ============        ===========
Net income.....................     $10,286             $9,280
                               ============        ===========
Per share amount...............     $  0.87             $ 0.79
                               ============        ===========

Fully Diluted
Average shares outstanding.....      11,785             11,520

Net effect of dilutive stock
options-based on the treasury
stock method using the higher
of period-end or average
market price...................          97                204
                               ------------        -----------
Total..........................      11,882             11,724
                               ============        ===========
Net income.....................     $10,286             $9,280
                               ============        ===========
Per share amount...............     $  0.87             $ 0.79
                               ============        ===========